Exhibit 99.1

Investor and Financial Contacts:

Adam S. Taich

Vice President, Investor Relations

(760) 603-7208

Invitrogen Announces Third Quarter 2005 Results

CARLSBAD, CA, October 27, 2005 — Invitrogen Corporation (Nasdaq: IVGN) today announced results for its third quarter ended September 30, 2005. Revenues for the third quarter were $289.6 million, an increase of 13% over the $256.3 million reported for the third quarter of 2004. Net income for the third quarter was $23.9 million versus $28.2 million for the same quarter in 2004, a decrease of 15% due to a non-cash charge of approximately $5.2 million related to purchase accounting inventory adjustments associated with the recent acquisition of Dynal Biotech. Earnings per share for the third quarter of 2005 decreased 18% to $0.42 per share, as compared to $0.51 per share reported in the third quarter of 2004.

Revenues for the nine months ended September 30, 2005, were $873.2 million, an increase of 15% over the $761.6 million reported for the first nine months of 2004. Net income for the nine months ended September 30, 2005, was $85.8 million versus $58.4 million for the same period in 2004, an increase of 47%. Earnings per share for the first nine months of 2005 increased 41% to $1.52 per share, as compared to $1.08 per share reported in the first nine months of 2004.

Invitrogen has regularly reported pro forma results which exclude acquisition related amortization and other costs. Third quarter pro forma net income was $46.7 million, or $0.80 per share, compared with pro forma net income in the third quarter of 2004 of $43.0 million, or $0.76 per share. Pro forma net income and pro forma earnings per share increased 8% and 5%, respectively.

Reconciliations between Invitrogen’s results and pro forma results for the periods reported are presented in the attached tables with information also presented on the Company’s Investor Relations web page at www.invitrogen.com.

Performance Highlights

•	Revenue growth of 15% for the total company year to date

•	Year to date free cash flow of $167 million

•	Completed acquisitions of BioSource International, Quantum Dot Corporation and the BioPixels® business unit of BioCrystal, Ltd.

Conference Call and Webcast Today at 5:00 PM Eastern

The Company will discuss its third quarter results, as well as its revised 2005 guidance on its conference call at 5:00 pm Eastern Time today. Additional details regarding the call and webcast are included later in this release.

Third Quarter Review

Greg Lucier, Invitrogen’s Chairman and CEO, commented: “Invitrogen had a solid third quarter. We continue to improve our operational execution and delivered solid margins and strong cash flow. The BioDiscovery segment performed well with a 24% growth rate, and we continue to see a strong rate of growth taking place in the fourth quarter. The BioProduction segment’s performance did not meet our expectations. The continued softness at our BioReliance unit, coupled with the timing of media orders to large biomanufacuturing accounts, made the third quarter a difficult period. A number of changes are being made in that segment in the fourth quarter to address this performance. The acquisition of Quantum Dot in the quarter, and the early closing of BioSource, build on our strategy to position the business in the higher growth areas of life science research.”

Third quarter revenue growth of 13% included approximately 12% from acquisitions and no impact from foreign currency exchange rates. The BioDiscovery segment grew 24% compared to the comparable quarter in 2004. Acquisitions contributed 20% to the growth rate for the quarter. Revenues in BioProduction declined 2% compared with the third quarter of 2004 due to a decline in service revenues at BioReliance.

Revenues for the nine months ended September 30, 2005 grew 15%, of which 2% resulted from favorable foreign currency exchange rates and a 9% contribution from acquisitions. Sales of BioDiscovery products increased 20% for the nine months ended September 30, 2005 versus the same period in 2004. For the same period, BioProduction revenues increased 8%.

Third quarter 2005 pro forma gross margin was 62%, compared to 61% in the third quarter of 2004. BioDiscovery gross margin was 70% in the third quarter of both 2005 and 2004. BioProduction gross margin were 47% in the third quarter of 2005 and 50% in the comparable quarter of 2004.

Operating income was 12% of revenues in the third quarter of 2005 versus 16% in the third quarter of 2004. Pro forma operating margin was 24% of revenues in the third quarter of 2005 compared with 25% in the third quarter of 2004.

Cash flows from operating activities were approximately $82 million in the third quarter and $218 million for the nine months ended September 30, 2005. Capital expenditures were approximately $18 million during the third quarter of 2005 and $51 million for the nine months ended September 30, 2005. Free cash flow, defined as cash from operating activities less capital expenditures, was $64 million for the third quarter and $167 million for the nine months ended September 30, 2005.

Revised 2005 Outlook

The Company’s revenue guidance for the full-year remains at a range of $1,190 to $1,195 which accounts for both the early closing of the BioSource acquisition and the significant movements in currency rates since the Company originally provided guidance. This range implies an organic growth rate of at least 6%, consistent with previous guidance. Pro forma earnings per share are expected to range from $3.42 to $3.45 to account for dilution related to both the BioSource and Quantum Dot acquisitions. The Company will provide further detail on its business outlook and guidance on the conference call today.

Repatriation of Cash

The company is taking the opportunity provided by the American Jobs Creation Act of 2004 to repatriate approximately $115 million prior to the end of the year. The repatriation pursuant to the Act will allow the company to reduce the U.S. tax liability arising from the repatriation, resulting in a net tax benefit of approximately $10 million to be recorded in the fourth quarter. In addition, the subsidiaries from which earnings are being repatriated will then be liquidated. As a result of the liquidation of these subsidiaries, the company will also record currency gains of approximately $20 million.

Share Repurchase

During the third quarter, Invitrogen repurchased 500,000 shares of its common stock. This repurchase concluded the existing share repurchase authorization. Future repurchases will depend on market conditions and other considerations. Funds for any additional repurchases are expected to come primarily from cash generated from operations, or funds on hand.

Conference Call and Webcast Details

The Company will discuss its financial and business results as well as its business outlook on its conference call at 5 pm Eastern Time today. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the Company’s Investor Relations website at www.invitrogen.com.

The conference call will be webcast live over the Company’s investor relations website at www.invitrogen.com and will be archived at the site for one month.

To listen to the live conference call, please dial (866) 202-3109 (domestic) or (617) 213-8844 (international) and use passcode 72377218. A replay of the call will be available for one week by dialing (888) 286-8010 (domestic) and (617) 801-6888 (international). The passcode for the replay is 55982310.

About Invitrogen

Invitrogen Corporation (Nasdaq: IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The Company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, bioinformatics and cell biology — placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, California and conducts business in more than 70 countries around the world. The company globally employs approximately 4,500 scientists and other professionals and had revenues of more than $1 billion in 2004. For more information about Invitrogen, visit the company’s web site at www.invitrogen.com.

Statement Regarding Use of Non-GAAP Measures

We regularly have reported pro forma results for net income and earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Our financial results under GAAP include substantial non-cash charges and tax benefits related to acquired businesses. Our pro forma calculations of gross margin, net income and earnings per share, excluding acquisition related amortization and other similar costs, are limited because they do not reflect the entirety of our business costs. However, management believes that the pro forma presentation is a useful supplemental disclosure to investors as it provides an indication of the profitability and cash flows of the combined businesses apart from the initial, sunk cost of the acquisition. Management believes that this information is therefore useful to investors in analyzing and assessing our past and future operating performance.

In addition to the non-cash charges above, we exclude from our pro forma results the costs to integrate our acquired businesses or significant costs to restructure existing businesses as well as related tax benefits. Management views these costs as not indicative of the profitability or cash flows of its ongoing or future operations and excludes these costs as a supplemental disclosure to assist investors in evaluating and assessing our past and future operational performance.

We encourage investors to carefully consider our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and pro forma results are presented on the following pages.

Safe Harbor Statement

Certain statements contained in this press release and in today’s conference call are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s intent that such statements be protected by the safe harbor created thereby. Such statements include, but are not limited to statements regarding Invitrogen’s: 1) financial projections, including revenue and pro forma earnings per share; 2) momentum in 2005; 3) ability to generate new products that will accelerate scientific research and our future growth; 4) integration of acquired businesses; and 5) ability to combine technologies of acquired businesses. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to a) the Company’s ability to identify promising technology and, new product development opportunities; b) the Company’s ability to identify and implement measures to effect cost savings and efficiency improvements; and c) the Company’s ability to identify acquisitions and organic growth opportunities that will position it to serve growing markets, as well as other risks and uncertainties detailed from time to time in Invitrogen’s Securities and Exchange Commission filings.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND RECONCILIATION OF PRO FORMA ADJUSTMENTS(1)

(in thousands, except per share data) (unaudited)	For the three months ended September 30, 2005				For the three months ended September 30, 2004
	GAAP	Adjustments		Pro forma	GAAP	Adjustments		Pro forma
Revenues	$289,639	$—		$289,639	$256,328	$—		$256,328
Cost of revenues	116,515	(5,222	)(2)(3)	111,293	99,123	(78	)(3)	99,045

Gross profit	173,124	5,222		178,346	157,205	78		157,283

Gross margin	60%			62%	61%			61%
Operating expenses:
Sales and marketing	52,644	(61	)(3)	52,583	45,614	(61	)(3)	45,553
General and administrative	31,142	(12	)(3)	31,130	27,596	(17	)(3)	27,579
Research and development	26,400	(216	)(3)	26,184	19,214	(199	)(3)	19,015
Purchased intangibles amortization	29,509	(29,509	)(4)	—	25,004	(25,004	)(4)	—

Total operating expenses	139,695	(29,798)		109,897	117,428	(25,281)		92,147

Operating income	33,429	35,020		68,449	39,777	25,359		65,136
Operating margin	12%			24%	16%			25%
Total other income (expense), net	17	—		17	(1,299)	—		(1,299)

Income before provision for income taxes	33,446	35,020		68,466	38,478	25,359		63,837
Income tax provision	(9,579)	(12,234	)(5)	(21,813)	(10,315)	(10,480	)(5)	(20,795)

Net income	$23,867	$22,786		$46,653	$28,163	$14,879		$43,042
Add back interest expense for subordinated debt, net of tax(6)	1,825	—		1,825	2,375	—		2,375

Numerator for diluted earnings per share	$25,692	$22,786		$48,478	$30,538	$14,879		$45,417

Earnings per common share:
Basic	$0.45			$0.89	$0.54			$0.83

Diluted(6)	$0.42			$0.80	$0.51			$0.76

Weighted average shares used in per share calculation:
Basic	52,622	—		52,622	51,748	—		51,748
Diluted(6)	60,704	—		60,704	59,939	—		59,939

(1)	The Company has regularly reported pro forma results which exclude the amortization of purchased intangibles, amortization of inventory revaluation costs on products sold that were previously written-up under purchase accounting rules and in-process research and development to provide a supplemental comparison of results of operations.

(2)	Add back costs for purchase accounting inventory revaluations of $5.2 million and $0 million for the three months ended September 30, 2005 and 2004, respectively.

(3)	Add back deferred compensation amortization totaling $0.4 million for the three months ended September 30, 2005 and 2004, related to stock option plans assumed in business combinations.

(4)	Add back amortization of purchased intangibles.

(5)	The Company’s effective income tax rate used in the calculation of pro forma net income differs from the effective income tax rate applied for GAAP purposes. The effective income tax rate on GAAP pretax income is lower because the expenses included in GAAP pre-tax income, but excluded from pro forma pre-tax income, produce a tax benefit in a taxing jursdiction having a higher tax rate than the Company’s overall average income tax rate.

(6)	The Company has restated 2004 diluted weighted average shares and earnings per share to reflect the impact of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” on its 11/2% Convertible Senior Notes due 2024 and 2% Convertible Senior Notes due 2023.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND RECONCILIATION OF PRO FORMA ADJUSTMENTS(1)

(in thousands, except per share data) (unaudited)	For the nine months ended September 30, 2005				For the nine months ended September 30, 2004
	GAAP	Adjustments		Pro forma	GAAP	Adjustments		Pro forma
Revenues	$873,176	$—		$873,176	$761,616	$—		$761,616
Cost of revenues	351,347	(17,168	)(2)(3)	334,179	316,393	(17,833	)(2)(3)	298,560

Gross profit	521,829	17,168		538,997	445,223	17,833		463,056

Gross margin	60%			62%	58%			61%
Operating expenses:
Sales and marketing	157,418	(182	)(3)	157,236	134,329	(184	)(3)	134,145
General and administrative	93,145	(35	)(3)	93,110	80,825	(40	)(3)	80,785
Research and development	71,904	(647	)(3)	71,257	53,116	(643	)(3)	52,473
Purchased intangibles amortization	85,276	(85,276	)(4)	—	81,539	(81,539	)(4)	—
Purchased in-process research and development	13,886	(13,886	)(5)	—	728	(728	)(5)	—

Total operating expenses	421,629	(100,026)		321,603	350,537	(83,134)		267,403

Operating income	100,200	117,194		217,394	94,686	100,967		195,653
Operating margin	11%			25%	12%			26%
Total other income (expense), net	21,915	(20,123	)(6)	1,792	(13,855)	—		(13,855)

Income before provision for income taxes	122,115	97,071		219,186	80,831	100,967		181,798
Income tax provision	(36,268)	(34,529	)(7)	(70,797)	(22,470)	(38,432	)(7)	(60,902)

Net income	$85,847	$62,542		$148,389	$58,361	$62,535		$120,896
Add back interest expense for subordinated debt, net of tax(9)	6,225	—		6,225	796	6,273	(8)	7,069

Numerator for diluted earnings per share	$92,072	$62,542		$154,614	$59,157	$68,808		$127,965

Earnings per common share:
Basic	$1.65			$2.85	$1.13			$2.33

Diluted(9)	$1.52			$2.56	$1.08			$2.11

Weighted average shares used in per share calculation:
Basic	52,051	—		52,051	51,876	—		51,876
Diluted(9)	60,465	—		60,465	54,904	5,807	(8)	60,711

(1)	The Company has regularly reported pro forma results which exclude the amortization of purchased intangibles, amortization of inventory revaluation costs on products sold that were previously written-up under purchase accounting rules and in-process research and development to provide a supplemental comparison of results of operations.

(2)	Add back costs for purchase accounting inventory revaluations of $17.0 million and $17.6 million for the nine months ended September 30, 2005 and 2004, respectively.

(3)	Add back deferred compensation amortization totaling $1.1 million for the nine months ended September 30, 2005 and 2004, related to stock option plans assumed in business combinations.

(4)	Add back amortization of purchased intangibles.

(5)	Add back in-process research and development.

(6)	Add back gain on foreign currency transaction, net of loss on sale of investments, used for business acquisitions.

(7)	The Company’s effective income tax rate used in the calculation of pro forma net income differs from the effective income tax rate applied for GAAP purposes. The effective income tax rate on GAAP pretax income is lower because the expenses included in GAAP pre-tax income, but excluded from pro forma pre-tax income, produce a tax benefit in a taxing jursdiction having a higher tax rate than the Company’s overall average income tax rate.

(8)	Pro forma diluted earnings per share includes the potential dilution from the 2006 Convertible Subordinate Debt, and, using the as-if-converted method, which assumes that the debt was converted at the beginning of the period presented with related interest expense, net of tax, added back to the numerator and shares from the assumed conversion of the debt added to the denominator.

(9)	The Company has restated 2004 diluted weighted average shares and earnings per share to reflect the impact of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” on its 11/2% Convertible Senior Notes due 2024 and 2% Convertible Senior Notes due 2023.

INVITROGEN CORPORATION

EBITDA INFORMATION

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands) (unaudited)	2005	2004	2005	2004
Operating income reported under GAAP	$33,429	$39,777	$100,200	$94,686
Add back in-process research and development and merger related amortization	35,020	25,359	117,194	100,967
Add back depreciation	9,428	8,680	28,583	27,254
Add back amortization of non merger-related deferred compensation	1,704	922	4,342	2,101
Add back amortization of all other intangible assets	1,134	1,037	3,047	2,468

EBITDA	$80,715	$75,775	$253,366	$227,476

INVITROGEN CORPORATION

BUSINESS SEGMENT HIGHLIGHTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(in thousands) (unaudited)	Bio- Discovery	Bio- Production	Unallocated(1)	Total
Segment results for the three months ended September 30, 2005
Revenues	$181,985	$107,654	$—	$289,639

Gross profit	127,222	51,124	(5,222)	173,124

Gross margin	70%	47%		60%
Selling and administrative	59,454	24,259	73	83,786
Research and development	23,078	3,106	216	26,400
Purchased intangibles amortization	—	—	29,509	29,509

Operating income (loss)	$44,690	$23,759	$(35,020)	$33,429

Operating margin	25%	22%		12%

Segment results for the three months ended September 30, 2004
Revenues	$146,742	$109,586	$—	$256,328

Gross profit	102,886	54,397	(78)	157,205

Gross margin	70%	50%		61%
Selling and administrative	49,299	23,833	78	73,210
Research and development	16,577	2,438	199	19,214
Purchased intangibles amortization	—	—	25,004	25,004

Operating income (loss)	$37,010	$28,126	$(25,359)	$39,777

Operating margin	25%	26%		16%

(1)	Unallocated items for the three months ended September 30, 2005 and 2004, include costs for purchase accounting inventory revaluations of $5.2 million and $0 million, amortization of purchased intangibles of $29.5 million and $25.0 million and amortization of deferred compensation of $0.4 million and $0.4 million, respectively. These items are not allocated by management for purposes of analyzing the operations since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.

INVITROGEN CORPORATION

BUSINESS SEGMENT HIGHLIGHTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(in thousands) (unaudited)	Bio- Discovery	Bio- Production	Unallocated(1)	Total
Segment results for the nine months ended September 30, 2005
Revenues	$529,758	$343,418	$—	$873,176

Gross profit	374,467	164,530	(17,168)	521,829

Gross margin	71%	48%		60%
Selling and administrative	175,147	75,199	217	250,563
Research and development	62,519	8,738	647	71,904
Purchased intangibles amortization and in-process research and development	—	—	99,162	99,162

Operating income (loss)	$136,801	$80,593	$(117,194)	$100,200

Operating margin	26%	23%		11%

Segment results for the nine months ended September 30, 2004
Revenues	$442,415	$319,201	$—	$761,616

Gross profit	310,803	152,253	(17,833)	445,223

Gross margin	70%	48%		58%
Selling and administrative	146,268	68,662	224	215,154
Research and development	45,539	6,934	643	53,116
Purchased intangibles amortization and in-process research and development	—	—	82,267	82,267

Operating income (loss)	$118,996	$76,657	$(100,967)	$94,686

Operating margin	27%	24%		12%

(1)	Unallocated items for the nine months ended September 30, 2005 and 2004, include costs for purchase accounting inventory revaluations of $17.0 million and $17.6 million, amortization of purchased intangibles of $85.3 million and $81.5 million, in-process research and development of $13.9 million and $0.7 million and amortization of deferred compensation of $1.1 million and $1.1 million, respectively. These items are not allocated by management for purposes of analyzing the operations since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
(in thousands) (unaudited)	2005	2004
Net income	$85,847	$58,361
Add back in-process research and development and merger related amortization	117,194	100,967
Add back depreciation	28,583	27,254
Balance sheet changes	(2,030)	6,552
Other noncash adjustments	(11,353)	(23,672)

Net cash provided by operating activities	218,241	169,462
Capital expenditures	(51,009)	(19,703)

Free cash flow	167,232	149,759
Net cash provided by (used in) other investing activities	11,297	(604,057)
Net cash provided by financing activities	249,671	228,307
Effect of exchange rate changes on cash	(26,451)	871

Net increase (decrease) in cash and cash equivalents	$401,749	$(225,120)

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and investments	$961,635	$983,381
Trade accounts receivable, net of allowance for doubtful accounts	185,071	165,754
Inventories	152,105	122,787
Deferred income taxes	25,510	31,866
Prepaid expenses and other current assets	27,697	28,440

Total current assets	1,352,018	1,332,228
Property and equipment, net	266,486	222,193
Goodwill	1,741,752	1,424,671
Intangible assets, net	496,608	440,182
Long-term investments	5,183	109,088
Other assets	88,017	85,973

Total assets	$3,950,064	$3,614,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,403	$12,390
Accounts payable, accrued expenses and other current liabilities	178,330	183,285
Income taxes	14,728	510

Total current liabilities	195,461	196,185
Long-term debt	1,525,934	1,319,315
Pension liabilities	17,001	15,307
Deferred income tax liability	169,842	153,716
Other long-term liabilities	15,285	16,561
Stockholders’ equity	2,026,541	1,913,251

Total liabilities and stockholders’ equity	$3,950,064	$3,614,335

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